Exhibit 99.1

FOR IMMEDIATE RELEASE

GP Investments Acquisition Corp. Announces the Separate Trading of Its Ordinary Shares and Warrants Commencing July 10, 2015

NEW YORK, July 8, 2015 – GP Investments Acquisition Corp. (NASDAQ: GPIAU) (the “Company”) announced that, commencing July 10, 2015, holders of the units sold in the Company’s initial public offering of 17,250,000 units completed on May 26, 2015 (the “IPO”) may elect to separately trade the ordinary shares and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on the NASDAQ Capital Market under the symbol “GPIAU” and the ordinary shares and warrants that are separated will trade on the NASDAQ Capital Market under the symbols “GPIA” and “GPIAW,” respectively.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Telephone: (800) 831-9146.

ABOUT GP INVESTMENTS Acquisition Corp.

GP Investments Acquisition Corp. was formed for the purpose of acquiring one or more businesses through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. The Company’s strategy is to focus on potential acquisition targets in the United States and Europe in industries and sectors where its management team has had direct investing experience, such as consumer goods and services, retail and hospitality. The Company’s sponsor is GPIC, Ltd., a wholly owned subsidiary of GP Investments, Ltd. (“GP Investments”).

FORWARD-LOOKING STATEMENTS

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company’s expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to the following: changes in general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company; changes in laws or regulations; and other factors, many of which are beyond the control of the Company. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by the Company will be realized, or even if realized, that they will have the expected consequences to or effects on the Company, its business or operations. The Company has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Investor Inquiries:

ir@gp-investments.com

(212) 430 - 4340